Exhibit 99.1

Station Casinos LLC Announces

Closing of $500 Million Incremental Term B Loan

LAS VEGAS, October 21, 2026 – Station Casinos LLC (the “Company” or “Station Casinos”), a consolidated subsidiary of Red Rock Resorts, Inc. (NASDAQ: RRR), announced today that it has entered into an incremental joinder agreement to its senior secured credit agreement providing for $500 million in aggregate principal amount of incremental term B loans (the “Incremental Term B Loans”). The Incremental Term B Loans are fungible with, and have the same terms as, the Company’s existing term B loans outstanding under its credit agreement, including as to maturity. The Incremental Term B Loans bear interest at Term SOFR plus 2.00% per annum. The Company intends to use the proceeds from the Incremental Term B Loans to repay borrowings outstanding under its revolving credit facility, pay related fees and expenses and for general corporate purposes.

FORWARD-LOOKING STATEMENTS

Statements contained in this news release that state the Company’s or management’s intentions, expectations or predictions of the future are forward-looking statements, including statements regarding the intended use of proceeds from the Incremental Term B Loans. Actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially is contained from time to time in the reports filed by Red Rock Resorts, Inc., the Company’s parent company, with the Securities and Exchange Commission, including but not limited to Red Rock Resorts, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2025. The Company and Red Rock Resorts, Inc. disclaim any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.

ABOUT RED ROCK RESORTS

Red Rock Resorts, Inc. is a holding company that owns an indirect equity interest in and manages Station Casinos. Station Casinos is the leading provider of gaming, hospitality and entertainment to the residents of Las Vegas, Nevada. Station Casinos’ properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station Casinos owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Durango Casino Resort, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Rancho, Wildfire Boulder, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem, Wildfire Lake Mead, Wildfire on Fremont and Seventy Six by Station Casinos (North Lamb, Aliante, Union Village, Tropicana, and Fort Apache). Station Casinos also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Casino & Lanes and The Greens.

INVESTORS:

Stephen L. Cootey

Stephen.Cootey@redrockresorts.com

(702) 495-4214

MEDIA:

Michael J. Britt

Michael.Britt@redrockresorts.com

(702) 495-3693